SEE RESTRICTIVE LEGEND ON REVERSE SIDE

-00-

Shares
Series G
Convertible
Preferred

SPECIMEN

GEOVAX LABS, INC.

Incorporated Under the Laws of the State of Delaware
Total Authorized 610,000,000
Authorized 600,000,000 shares of Common Stock, $.001 Par Value
Authorized 10,000,000 shares of Preferred Stock, $.01 Par Value

NAME

Written Number of Shares ---

of the Series G Convertible Preferred Stock of the above corporation, which are fully paid and non-assessable and

20

DAVID A. DODD, President

MARK W. REYNOLDS, Secretary

WBD (US) 45697775v1